Stan J.H. Lee, CPA 2182 Lemoine Avenue Suite 200 Fort Lee, NJ 07024	Tel) 201-681-7475 Fax) 815-846-7550 e-mail) stanL@dmhdxcpa.com

Monday, March 31, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

Dear Sir/Madam:

I have read Item 4(a)(1) included in the Form 8-K dated March 31, 2003 of Millennium Capital Venture Holdings, Inc. to be filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

Yours very truly,

/s/ Stan J.H Lee
Stan J.H. Lee, CPA

cc: Mr. Bruno Desmarais,
Chief Executive Officer,
Millennium Capital Venture Holdings Inc.